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                         October 18, 2022

       Matt Kelpy
       Chief Accounting Officer
       NVR, Inc.
       11700 Plaza America Drive
       Suite 500
       Reston, Virginia, 20190

                                                        Re: NVR Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 24,
2022
                                                            File No. 001-12378

       Dear Matt Kelpy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program